FOR IMMEDIATE RELEASE

BRE PROPERTIES DECLARES COMMON AND PREFERRED DIVIDENDS

BRE Properties Declares Common and Preferred Dividends

SAN FRANCISCO, Oct. 31 -- BRE Properties, Inc. (NYSE: BRE) today announced its board of directors approved regular common and preferred stock dividends for the quarter ending December 31, 2007. All common and preferred dividends will be payable on Monday, December 31, 2007 to shareholders of record on Friday, December 14, 2007.

The quarterly common dividend payment of $0.5375 is equivalent to $2.15 per common share on an annualized basis, and represents a yield of approximately 3.9% on today's closing price of $54.80 per share. BRE has paid uninterrupted quarterly dividends to shareholders since the company's founding in 1970.

The company's 6.75% Series C preferred dividend is $0.421875 per share; the 6.75% Series D preferred dividend is $0.421875 per share.

About BRE Properties
BRE Properties -- a real estate investment trust -- develops, acquires and manages apartment communities convenient to its residents' work, shopping, entertainment and transit in supply-constrained Western U.S. markets. BRE directly owns and operates 79 apartment communities totaling 22,041 units in California, Arizona and Washington. The company currently has 11 other properties in various stages of development and construction, totaling 3,391 units, and joint venture interests in 13 additional apartment communities, totaling 4,080 units. As of 09/30/07.
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BRE Properties, Inc. ● 525 Market Street, 4th Floor ● San Francisco, CA 94105 ● Fax: 415.445.6505 ● breproperties.com